EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x262	(310) 208-2550
jpellizzon@ceradyne.com	dmatsui@sha-ir.com

CERADYNE, INC. REPORTS 2004 FOURTH QUARTER AND 12-MONTH RESULTS

Sales, Earnings, New Orders, and Backlog Reach Record Levels for Quarter, Year

Costa Mesa, CA (March 4, 2005)–Ceradyne, Inc. (Nasdaq:CRDN) (Company) today reported results for the fourth quarter and twelve months ended December 31, 2004.

Sales for the fourth quarter 2004 increased 151.6% to a record $83.4 million from $33.1 million in the fourth quarter of 2003. Net income for the fourth quarter 2004 increased 108.7% to a record $8.8 million, or $.35 per diluted share, compared to net income of $4.2 million, or $.17 per diluted share, in the fourth quarter of 2003. Fourth quarter net income included a $1.4 million ($0.06 per share) after tax expense incurred in connection with the acquisition of ESK Ceramics, which related primarily to the amortization of the backlog and expensing the step up of the inventory acquired. Fully diluted average shares outstanding for the fourth quarter were 24,823,000 compared to 24,264,000 in the same period in 2003. Operations of ESK Ceramics have been consolidated since September 1, 2004, and contributed $27.3 million to fourth quarter 2004 sales.

Gross profit margin increased to 31.3% of net sales in the fourth quarter of 2004 from 30.1% of net sales in the fourth quarter of 2003. The acquisition related expenses impacted the gross profit margin for the fourth quarter of 2004 by 2.6% of net sales.

The provision for income taxes was 34.4% in the fourth quarter 2004, compared to 35.0% in the fourth quarter 2003.

Sales for the year ended December 31, 2004, increased to a record $215.6 million, up 112.5% from $101.5 million in 2003. For the year ended December 31, 2004, net income increased to $27.6 million, or $1.12 per diluted share, on 24,598,000 average shares outstanding, from $11.2 million, or $.51 per diluted share, on 21,900,000 shares, for the year ended December 31, 2003. Net income for the year ended December 31, 2004 was up 145.4% over last year, and earnings per diluted share for 2004 increased 119.6% compared to 2003. For the year, fully diluted average shares outstanding were 24,598,000 compared to 21,900,000 shares in 2003.

Fourth quarter 2004 new orders were a record $145.1 million compared to $69.5 million in fourth quarter 2003. For the year 2004, new orders hit a record $276.0 million, a 62.4% increase from $170.0 million in 2003. Total order backlog on December 31, 2004 was a record $199.9 million compared to the prior year backlog of $104.2 million (including unexercised options for orders of $1.1 million).

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “The fourth quarter 2004 is the first full quarter of incorporating the Ceradyne acquisition of ESK Ceramics (Kempten, Germany) into our financial statements. We are very pleased with ESK’s performance, as well as the continuing integration of ESK with Ceradyne.

“The strong 2004 increase in new orders and year-end backlog provides support for continuing Ceradyne growth in 2005. Our new Lexington, Kentucky plant is now “on stream” producing diesel engine components and ceramic armor plates. This new plant should permit us to meet new requirements for these products.”

Ceradyne’s management will review the financial results for the quarter and the year ended December 31, 2004 and provide an outlook on Ceradyne’s business in a conference call at 8:30 a.m. Pacific time today. Interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.Fulldisclosure.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning 11:30 a.m. PST today through midnight on March 10, 2005. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 3993347.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission.

(Financial tables next page)

##

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
NET SALES	$83,372	$33,142	$215,612	$101,473
Cost of product sales	57,280	23,177	146,518	72,124

GROSS PROFIT	26,092	9,965	69,094	29,349

Operating expenses:
Selling	4,694	733	8,266	2,440
General and Administrative	5,103	2,310	14,131	7,799
Research and Development	1,460	605	3,341	2,111

	11,257	3,648	25,738	12,350

INCOME FROM OPERATIONS	14,835	6,317	43,356	16,999
Other income (expense):
Other income	(167)	158	2,224	321
Interest (expense)	(1,279)	—	(1,661)	(32)

	(1,446)	158	563	289

INCOME BEFORE PROVISION FOR INCOME TAXES	13,389	6,475	43,919	17,288
Provision for income taxes	4,604	2,266	16,346	6,051

NET INCOME	$8,785	$4,209	$27,573	$11,237

Earnings per share, basic	$0.36	$0.18	$1.14	$0.52
Earnings per share, diluted	$0.35	$0.17	$1.12	$0.51

Avg. shares outstanding, basic	24,395	23,805	24,170	21,442
Avg. shares outstanding, diluted	24,823	24,264	24,598	21,900

Condensed Consolidated Balance Sheets (in thousands):

	December 31, 2004	December 31, 2003
Cash and Cash Equivalents	$4,521	$11,462
Short Term Investments	10,041	19,202
Other Current Assets	118,220	44,407
Net Property, Plant and Equipment	162,278	27,625
Other Assets	19,640	1,511

Total Assets	$314,700	$104,207

Current Liabilities	$56,467	$14,552
Long Term Debt	108,625	—
Non Current Liabilities	10,735	—
Deferred Tax Liability	3,831	2,878
Stockholders’ Equity	135,042	86,777

Total Liabilities and Stockholders Equity	$314,700	$104,207